LIGHTING SCIENCE GROUP CORPORATION ANNOUNCES CONVERSION
OF PREFERRED STOCK AND DEBT INTO COMMON STOCK

DALLAS, TX — April 13, 2005 — Lighting Science Group Corporation (OTC:LSGP.PK), a developer of energy efficient solid state lighting solutions based on patent-pending Optimized Digital LightingTM (ODLTM) technology, today announced that a corporation controlled by Lighting Science Chairman and CEO Ron Lusk, will convert preferred stock and debt into common stock of the Company at a premium to the current market price of the stock in addition to forgiving a portion of the accrued interest.

On July 25, 1994, the Company sold 533,333 shares of 8% cumulative Series A Senior Convertible Preferred Stock at a price of $3.75 per share, or a total of $2 million. The preferred stock, currently owned by Match, Inc., carried cumulative dividends of $0.30 per annum for each share and conversion rights to common stock. The cumulative unpaid dividend with respect to the preferred stock was $1,670,685, producing a total liquidation preference of $3,670,685. Mr. Lusk proposed a conversion price of $1.725 per share, the average of the closing price of the common stock over a five-day period ended March 15, 2005. After reviewing recommendations from its outside financial advisors, the board of directors voted to accept the proposed conversion price. Thus, the preferred stock owned by Match, Inc. will be converted into 2,127,933 shares of common stock.

The Company was also obligated under a line of credit agreement to Match, Inc. to repay the principal amount of $1,851,299 plus $341,226 of accrued interest. The line of credit was due on demand and secured by all the assets of Lighting Science. Mr. Lusk offered to reduce the accrued interest by $250,000 and to convert the debt at the same conversion price of $1.725. As a result, the total of $1,942,524 due on the line of credit will be converted into 1,126,101 shares of Lighting Science common stock.

Additional information about the conversion is available in the Company’s Form 8-K filed today with the Securities and Exchange Commision.

About Lighting Science Group Corporation
Lighting Science Group Corporation (www.lsgc.com) designs and sells energy efficient lighting solutions based on Optimized Digital Lighting (ODL). The Company's patent-pending designs and manufacturing processes enable affordable, efficient and long lasting LED bulbs to be quickly deployed in existing lighting applications and produce immediate cost savings and environmental benefits.

Certain statements in the press release constitute "forward-looking statements" relating to Lighting Science Group Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict, " "potential" or "continue, " the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Lighting Science," "Optimized Digital Lighting" and "ODL" are trademarks of Lighting Science Group Corporation.

Contacts:
Ron Lusk, Chairman & CEO
Lighting Science Group Corporation
214-382-3630

Investor Relations Counsel:
The Equity Group Inc.
Loren G. Mortman
212-836-9604
Lauren Barbera
212-836-9610
LBarbera@equityny.com

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